Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following is a description of the material provisions of our capital stock. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law, our Fourth Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and our Fourth Amended and Restated Bylaws (our “Bylaws”). Our Certificate of Incorporation and our Bylaws have been filed with the Securities and Exchange Commission as exhibits to the Annual Report on Form 10-K. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of Delaware law for additional information.

Authorized Capital

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

Voting. Except as otherwise required by Delaware law, at every annual or special meeting of stockholders, every holder of our common stock is entitled to one vote per share on all matters on which stockholders generally are entitled to vote; provided, however, that holders of common stock are not entitled to vote on any amendment to our Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series are entitled to vote thereon pursuant to our Certificate of Incorporation or Delaware law. There is no cumulative voting in the election of directors. In addition, our Bylaws provide that directors shall be elected by a plurality of the votes cast at our annual meeting of stockholders each year.

Dividend Rights. Subject to dividend preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our Board of Directors out of funds legally available for that purpose.

Liquidation and Preemptive Rights. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock have no preemptive rights or other subscription rights, and no rights to convert their common stock into any other securities. Our common stock is not subject to any redemption or sinking fund provisions. The outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Listing. Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol "PLOW."

Transfer Agent. The transfer agent for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Our Board of Directors is authorized to issue not more than an aggregate of 5,000,000 shares of preferred stock in one or more series, without stockholder approval. Our Board of Directors is authorized to establish, from time to time, the number of shares to be included in each series of preferred stock, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each series of preferred stock, and any of its qualifications, limitations or restrictions. Our Board of Directors also is able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series of preferred stock then outstanding, without any further vote or action by the stockholders. In the event that we issue shares of our preferred stock, our Certificate of Incorporation and our Bylaws contain no restrictions on the repurchase or redemption of shares of our preferred stock with regard to any arrearage in the payment of dividends or sinking fund installments.

In the future, our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of our common stock, or that could decrease the amount of earnings and assets available for distribution to the holders of our common stock. The issuance of our preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other consequences, have the effect of delaying, deferring or preventing a change in our control and might harm the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Anti-takeover Effects of our Certificate of Incorporation and our Bylaws

Some provisions in our Certificate of Incorporation and our Bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in his or her best interest. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

Election and Removal of Directors. Our Certificate of Incorporation provides for the division of our Board of Directors into three classes of the same or nearly the same number of directors, with staggered three-year terms. In addition, the holders of our outstanding shares of common stock will not be entitled to cumulative voting in connection with the election of our directors. Our directors will also not be subject to removal, except for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, prior to the expiration of their term. These provisions on the removal of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

Stockholder Action; Special Meeting of Stockholders. Our Certificate of Incorporation and our Bylaws provide that all stockholder actions must be effected at a duly called meeting and may not be taken by written consent in lieu of a meeting. All stockholder action must be properly brought before any stockholder meeting, which requires advance notice pursuant to the provisions of our Bylaws. In addition, special stockholder meetings may only be called by a majority of our Board of Directors. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until a meeting is called. These provisions could also discourage a potential acquiror from making a tender offer for our common stock, because even if it were able to acquire a majority of our outstanding voting securities, a potential acquiror would only be able to take actions such as electing new directors or approving a business combination or merger at a duly called stockholders' meeting, and not by written consent.

Authorized but Unissued Shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the NYSE. These additional shares may be used for a variety of corporate acquisitions and employee benefit plans and could also be issued in order to deter or prevent an attempt to acquire us. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Super-Majority Voting. Our Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% in voting power of our issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, to amend or repeal certain provisions of our Certificate of Incorporation including provisions which would eliminate or modify the provisions described above, reduce or eliminate the number of authorized common or preferred shares and all indemnification provisions. Our Bylaws may also be amended or repealed by our Board of Directors or by the affirmative vote of the holders of at least 66 2/3% in voting power of our issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class.

Delaware Takeover Statute

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person or entity became an interested stockholder. A "business combination" includes certain mergers, asset sales or other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within the past three years has owned, 15% or more of our outstanding voting stock. This provision could discourage mergers or other takeover or change in control attempts, including attempts that might result in the payment of a premium over the market price for shares of our common stock.

Limitations of Directors' and Officers' Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the Delaware General Corporation Law.

Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

In addition to the indemnification provided by our Certificate of Incorporation and our Bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements, subject to certain exceptions, require us to, among other things, indemnify these directors and executive officers for certain expenses, including attorney fees, witness fees and expenses, expenses of accountants and other advisors, and the premium, security for and other costs relating to any bond, arising out of that person's services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We also maintain directors' and officers' insurance.